Exhibit 2

SCHEDULE B

The following acquisitions occurred in Common Shares.

SOURCE OF FUNDS				DATE		SHARES		PRICE
Working Capital				2/1/2023	935,000.00	10.00
Other					2/1/2023	15,000.00	10.00
Distribution Reinvestment Plan		4/27/2023	2,200.93	10.45
Investment Management Fee		5/1/2023	5,042.35	10.49
Distribution Reinvestment Plan		7/26/2023	5,996.30	10.51
Investment Management Fee		9/1/2023	21,019.52	10.62
Distribution Reinvestment Plan		10/24/2023	9,443.79	10.56
Investment Management Fee		11/1/2023	27,348.10	10.61
Distribution Reinvestment Plan		1/25/2024	11,982.17	10.70
Investment Management Fee		2/1/2024	35,328.59	10.79
Distribution Reinvestment Plan		4/23/2024	13,303.08	10.80
Working Capital				5/1/2024	14,945.41	10.85
Investment Management Fee		6/3/2024	39,032.86	10.92
Distribution Reinvestment Plan		7/24/2024	14,466.44	10.85
Investment Management Fee		8/1/2024	42,632.74	10.91
Working Capital				8/27/2024	91,541.56	10.90
Distribution Reinvestment Plan		10/23/2024	16,414.71	10.91
Investment Management Fee		12/2/2024	44,108.68	11.29
Distribution Reinvestment Plan		1/27/2025	16,756.89	11.21
Investment Management Fee		2/3/2025	47,695.28	11.27
Distribution Reinvestment Plan		4/24/2025	15,072.81	11.27
Investment Management Fee		5/1/2025	53,819.91	11.34
Distribution Reinvestment Plan		7/24/2025	17,456.00	11.37
Investment Management Fee		8/1/2025	61,810.15	11.43
Distribution Reinvestment Plan		10/23/2025	19,263.21	11.44
Investment Management Fee		11/3/2025	69,674.21	11.47
Distribution Reinvestment Plan		1/27/2026	18,809.81	11.46
Investment Management Fee		3/2/2026	76,961.17	11.51
Distribution Reinvestment Plan		4/20/2026	19,744.43	11.49
Working Capital				5/1/2026	1,305,017.36	11.49
Investment Management Fee		6/1/2026	82,989.60	11.55
Distribution Reinvestment Plan		7/22/2026	21,563.56	11.54